NonEmployee Director

Restricted Stock Unit Deferral Program

And Sub-Plan Under thE

2013 Equity Incentive of Jamba, INC.

1.      Establishment and Objectives of Sub-Plan.

The Compensation Committee of the Board of Directors of Jamba, Inc. (the “Company”) has established this Nonemployee Director Restricted Stock Unit Deferral Program and Sub-Plan (the “Sub-Plan”) pursuant to Section 12 of the 2013 Equity Incentive Plan of Jamba, Inc. (the “2013 Plan”) to permit Nonemployee Directors to elect to defer settlement of Restricted Stock Units awarded under the 2103 Plan as part of the Company’s Nonemployee Director Compensation Policy (the “Policy”). This Sub-Plan is a deferred compensation plan intended to comply with Section 409A and incorporates by reference all of the provisions set forth in the 2013 Plan which apply to Restricted Stock Units in general, and Section 409A Deferral Compensation specifically, including without limitation, Sections 2, 3, 9, 12, 16, 17, 18, and 19 of the 2013 Plan. Restricted Stock Units deferred pursuant to this Sub-Plan shall constitute Section 409A Deferred Compensation as defined in the 2013 Plan.

2.      Definitions and Construction.

2.1           Definitions.  Capitalized terms shall have the meanings assigned in a Nonemployee Director’s Notice of Grant of Restricted Stock Units, Restricted Stock Units Award Agreement, and/or the 2013 Plan, unless otherwise defined in this Sub-Plan or as follows:

(a)             “Appointment Date” means the date that a newly appointed or elected Director first becomes a Nonemployee Director.

(b)            “Elected Settlement Date” means the date (or event) elected by a Nonemployee Director pursuant to Section 4 under which vested Restricted Stock Units Awards deferred pursuant to this Sub-Plan will be settled. Such date shall supersede and replace the original date(s) the Awards would otherwise be settled in accordance with the documents governing such Awards.

(c)             “Election Form” means the form approved by the Company for use by Nonemployee Directors to defer the date on which the Restricted Stock Units would otherwise be settled.

(d)            “Plan Year” means the approximately twelve (12) month period commencing on the date of the Company’s annual stockholders meeting and ending on the date of the subsequent stockholders meeting. The first Plan Year shall commence on the date of the Company’s 2014 stockholders meeting.

(e)             “Section 409A Change in Control” means a Change in Control (as defined in the 2013 Plan) which also constitutes a “change in the ownership or effective control” of the Company, or in the “ownership of a substantial portion of the assets” of the Company.

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2.2           Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Sub-Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.      Administration of the Sub-Plan.

Except as otherwise provided herein, the Sub-Plan shall be administered by the Committee. The Committee shall have full authority to administer the Sub-Plan, including authority to interpret and construe any provision of the Sub-Plan and to adopt such rules and regulations for administering the Sub-Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties.

4.      Deferral Elections.

4.1           Eligibility. Nonemployee Directors of the Company who serve as such on the first day of the first Plan Year of this Sub-Plan, as well as those elected or appointed after such date shall be eligible Participants under the Sub-Plan.

4.2           Restricted Stock Unit Awards Subject to Deferral Elections. A Nonemployee Director may, in accordance with the rules set forth in this Section 4, and Sections 16.2 and 16.3 of the Plan, elect to defer settlement of all or any portion of the annual grant of Restricted Stock Units made pursuant to the Policy. In addition, provided the Nonemployee Director makes an irrevocable election prior to the end of the election period described in Section 4.3 for an applicable Plan Year to receive Restricted Stock Units instead of cash compensation for that Plan Year, such a Nonemployee Director may elect to defer settlement of the Restricted Stock Units granted in lieu of such cash compensation.

4.3           Deferral Rules. Any deferral election shall be made by filing an Election Form with the Company in accordance with the following rules.

(a)             Except as otherwise permitted by the Committee, elections must be made by December 31st of the calendar year immediately preceding the Plan Year for which such deferral election is effective, provided, however, that deferral elections by a new Nonemployee Director may be made prior to the Nonemployee Director’s Appointment Date. In addition, subject to compliance with Section 409A, notwithstanding the foregoing, with respect to Nonemployee Directors who first became eligible to participate in this Sub-Plan in the 2014 calendar year, the Nonemployee Director may make a deferral election within the thirty (30) day period following adoption of the Sub-Plan and such election shall apply with respect to Restricted Stock Units Awards granted in 2014 in connection with the 2014 annual stockholders meeting.

(b)            Subject to the rules set forth above for making deferral elections, a Nonemployee Director may elect between the following Elected Settlement Dates for vested Restricted Stock Units: (i) the Nonemployee Director’s separation from service; and (ii) the earlier of the Nonemployee Director’s attainment of a pre-determined age and the Nonemployee Director’s separation from service. In the absence of a valid Elected Settlement Date election, the Elected Settlement Date for vested Restricted Stock Units deferred pursuant to this Sub-Plan shall be the Nonemployee Director’s separation from service. Unless otherwise permitted by the Committee, a Nonemployee Director may only choose one Elected Settlement Date for all of his or her deferrals pursuant to this Sub-Plan and the initial deferral election of an Elected Settlement Date by a Nonemployee Director shall govern all future elections unless the Nonemployee Director chooses to change his or her Elected Settlement Date in accordance with Section 4.4.

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(c)             Deferral elections may not be revoked or modified with respect to any Plan Year for which the deferral elections are effective, except to the extent permitted under Section 409A and the 2013 Plan. Deferral elections will remain in effect from Plan Year to Plan Year unless modified prospectively by the Nonemployee Director for a subsequent Plan Year. Modifications to a Nonemployee Director’s current deferral elections for any subsequent Plan Year may be made by filing a new deferral election form by December 31st of the calendar year preceding the Plan Year for which the modified deferral elections are to become effective.

(d)            Notwithstanding the provisions set forth in Section 4.3(b), in the event of a Nonemployee Director’s death before an Elected Settlement Date described in such Section, the Restricted Stock Units subject to deferrals under this Sub-Plan shall be settled and paid to his or her estate within ninety (90) days of such death.

(e)             Notwithstanding the provisions set forth in Sections 4.3(b) and 4.3(d), in the event of a 409A Change in Control before an Elected Settlement Date described in such Sections, the Restricted Stock Units subject to deferral elections under this Sub-Plan shall be settled immediately prior to, but contingent upon, the consummation of the Section 409A Change in Control.

4.4           Change of Elected Settlement Date. An Elected Settlement Date with regard to any Elected Settlement Date may be changed only if the subsequent election complies with Section 409A and Section 16.3 of the 2013 Plan.

4.5           Time of Settlement. Except as otherwise provided in Sections 16.4(c) through 16.4(e) of the 2013 Plan, settlement of Restricted Stock Units subject to deferral elections under this Sub-Plan shall occur as soon as administratively practicable following the Elected Settlement Date, but in no event more than ninety (90) days following such date.

5.      Adjustments for Changes in Capital Structure, Etc.

The provisions of the 2013 Plan governing changes in capital structure, etc., shall apply to Restricted Stock Units deferred pursuant to this Sub-Plan.

6.      Modification and Termination.

Subject to the applicable provisions of Section 409A and Section 18 of the 2013 Plan, the Committee may at any time and from time to time, alter, amend, modify, or terminate the 2013 Plan and/or the Sub-Plan in whole or in part.

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7.      Successors.

All obligations of the Company under the Sub-Plan will be binding on any successor to the Company, whether the existence of the successor is the result of a Change in Control or an Ownership Change Event.

8.      Reservation of Rights.

Nothing in this Sub-Plan or any deferral election made under this Sub-Plan will be construed to limit in any way the right of the Board or the stockholders to remove a Nonemployee Director from the Board or otherwise impact the provisions of Section 19.4 of the 2013 Plan. In addition, except for the modification of the Settlement Date applicable to an award of Restricted Stock Units, this Sub-Plan and other documents implementing this Sub-Plan, shall not alter the provisions contained in the documents governing such Awards.

9.      Miscellaneous.

9.1           Section 409A Compliance. It is intended that the Sub-Plan and all deferral elections made pursuant to the Sub-Plan will comply with Section 409A and the 2013 Plan. The Sub-Plan, and all agreements, forms and/or other documents utilized in its implementation shall be interpreted and construed in a manner consistent with such intent.

9.2           Unfunded Status of the Sub-Plan. The Sub-Plan is intended to constitute and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan. To the extent that any Nonemployee Director or other person acquires a right to receive payments from the Company pursuant to the Sub-Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Governing Law. The provisions of Section 19.13 of the 2013 Plan shall govern questions concerning the validity, interpretations, constructions and other legal issues arising under the Sub-Plan.

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JAMBA, INC.

nonemployee director restricted stock units

DEFERRAL aGREEMENT AND ELECTION NOTICE

Nonemployee Director: ____________________________

Effective May 9, 2014

CHECK ONE:	☐	Initial Deferral Election for Plan Years Commencing May 9, 2014
This election must be submitted by December 31st of the calendar year prior to the commencement of the applicable Plan Year. Notwithstanding the foregoing, with respect to a Nonemployee Director’s initial eligibility, this election must be submitted prior to the end of such period established by the Company in accordance with Section 409A of the Internal Revenue Code (the “Code”), which shall not exceed thirty (30) days from the date of such eligibility. Any election made shall only apply to amounts earned after the effective date of such an election.
	☐	Change in Time of Payment
Any change in the time of settlement: (i) may not accelerate the Elected Settlement Date, (ii) will not take effect for 12 months, (iii) must be made at least 12 months before the Nonemployee Director’s previously designated Elected Settlement Date, and (iv) must defer the Elected Settlement Date for at least 5 years from the Nonemployee Director’s previously designated Elected Settlement Date.

By signing below, the Nonemployee Director agrees that he/she understands that all election are subject to all of the terms and conditions of the Nonemployee Director Restricted Stock Unit Deferral Program and Sub-Plan Under the 2013 Equity Incentive Plan of Jamba, Inc. (the “Sub-Plan”) and this Deferral Agreement and Election Notice. He/she also acknowledges that any election will become irrevocable effective as of the deadline set forth above for making the Initial Deferral Election.

CASH COMPENSATION/RESTRICTED STOCK UNIT ELECTION:

The deferral election set forth below shall apply to the annual grant of Restricted Stock Units for the Plan Year (and subsequent Plan Years unless a new election is timely submitted); provided, however, if you elect to receive one-half of the Nonemployee Director’s cash compensation for the Plan Year in Restricted Stock Units and wish to defer the settlement of these Restricted Stock Units also, please also check the following box (such election shall be irrevocable and shall apply to such Restricted Stock Units in the same percentage indicated in the deferral election below).

☐	The Nonemployee Director wishes to receive 1/2 of his/her cash compensation for the Plan Year as Restricted Stock Units, with such Restricted Stock Units also being subject to the below deferral election.

DEFERRAL ELECTION:

Subject to the provisions of the Sub-Plan, the Nonemployee Director elects to defer settlement of vested Restricted Stock Units granted for services rendered during the Plan Year, as follows:

☐	Restricted Stock Units (enter whole percentage from 10% - 100%):	________%[1]

UNLESS THE NONEMPLOYEE DIRECTOR MAKES A NEW ELECTION APPLICABLE TO SUBSEQUENT PLAN YEARS, THIS ELECTION WILL APPLY TO THOSE YEARS AS WELL.  IN GENERAL, THE DEADLINE FOR MAKING A NEW ELECTION IS DECEMBER 31st OF THE CALENDAR YEAR PRECEDING THE PLAN YEAR (OR SUCH EARLIER DATE ESTABLISHED BY THE COMPANY).

1  If percentage results in fractional share, the number of vested Restricted Stock Units deferred shall be rounded down to the nearest whole number.

DISTRIBUTION ELECTION:

Select an Elected Settlement Date

NOTE: If a Nonemployee Director has made a prior election to defer amounts under the Sub-Plan, such election shall govern all distributions under the Sub-Plan unless the Nonemployee Director makes a valid election to change the time of payment in accordance with the terms of the Sub-Plan and Section 409A of the Code. Settlement of deferred Vested Restricted Stock Units shall generally be made within ninety (90) days of the Elected Settlement Date.

Elected Settlement Date (select one)

☐	The Nonemployee Director’s separation from service.
☐	The first to occur of the Nonemployee Director’s separation from service; and the Nonemployee Director’s attainment of the following age:	Age __________________

In addition, by signing below, the Nonemployee Director acknowledges that he/she understands that notwithstanding any of the above elections:

•	In the event of the Nonemployee Director’s death, all vested Restricted Stock Units deferred under the Sub-Plan will be settled to the Nonemployee Director’s estate in a single lump-sum settlement within ninety (90) days of the Nonemployee Director’s death.

•	Notwithstanding any election set forth above, in the event of a 409A Change in Control, all vested Restricted Stock Units deferred pursuant to the Sub-Plan will be settled immediately prior to, but contingent upon, the consummation of the 409A Change in Control.

•	Distributions may be delayed in order to comply with the requirements of Section 409A of Code or as otherwise provided by the Sub-Plan.

•	The Committee may terminate the Sub-Plan in accordance with the rules set forth in the Sub-Plan.

ACKNOWLEDGEMENTS AND AUTHORIZATION

•	The Nonemployee Director acknowledges that this Deferral Agreement and Election Notice is subject to all of the terms and conditions of the Sub-Plan.
•	The Nonemployee Director acknowledges that this Deferral Agreement and Election Notice and the Nonemployee Director’s elections contained herein will become effective as of the first day of the subsequent Plan Year, provided, however, that if the Nonemployee Director’s elections are being made prior to the beginning of a Plan Year because of the Nonemployee Director’s initial eligibility under the Sub-Plan, such elections shall become effective as of the date established by the Company pursuant to the terms of the Sub-Plan (and as permitted or required by Section 409A of the Code). All elections shall be irrevocable on and after December 31st of the calendar year preceding the Plan Year (or such other date established by the Company).
•	This Deferral Agreement and Election Notice and the Sub-Plan are intended to satisfy requirements imposed by Section 409A of the Code and will be interpreted and applied in a manner consistent with such intention. However, the preceding shall not be construed as a guarantee by the Company of any particular tax result. In any event, the Company shall not be responsible for any taxes incurred by any Nonemployee Director pursuant to deferrals or payments made pursuant to this Deferral Agreement and Election Notice and/or the Sub-Plan.
•	Defined terms used in this Deferral Agreement and Election Notice shall have the same meanings as set forth in the Sub-Plan.

NONEMPLOYEE DIRECTOR:

Signature	Date
JAMBA, INC.:

By	Date
Name	Title